SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  BEL FUSE INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
(TM) Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      ----------------------------------------------------------------------

      (2)  Aggregate number of securities to which transaction applies:

      ----------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      ----------------------------------------------------------------------

      (4)  Proposed maximum aggregate value of transaction:

      ----------------------------------------------------------------------

      (5)  Total fee paid:

      ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:
      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount Previously Paid:
                                  ----------------------------------------------
      (2)  Form, Schedule or Registration Statement No.:
                                                        ------------------------
      (3)  Filing Party:
                        --------------------------------------------------------
      (4)  Date Filed:
                     -----------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                                  BEL FUSE INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bel Fuse Inc. will be held at the Courtyard Marriott, 540 Washington Boulevard, Jersey City, New Jersey 07310, on Thursday, May 24, 2001 at 2:00 p.m. for the following purposes:

          1. To elect three directors.

          2. To consider and act upon other matters which may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 19, 2001 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

                                              By Order of the Board of Directors

                                              Robert H. Simandl, Secretary

Jersey City, New Jersey
April 24, 2001


                                   ----------

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.


                                   ----------


     THIS NOTICE AND THE ACCOMPANYING PROXY STATEMENT ARE FURNISHED TO THE HOLDERS OF THE COMPANY'S CLASS B COMMON STOCK, PAR VALUE $0.10 PER SHARE, FOR INFORMATIONAL PURPOSES. HOLDERS OF CLASS B COMMON STOCK ARE NOT ENTITLED TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED.

                                  BEL FUSE INC.


                                   ----------

                                 PROXY STATEMENT

                                   ----------

     The following statement is furnished to the holders of the Class A Common Stock, par value $0.10 per share (the "Class A Common Stock"), of Bel Fuse Inc. ("Bel" or the "Company"), a New Jersey corporation with its principal executive offices at 206 Van Vorst Street, Jersey City, New Jersey 07302, in connection with the solicitation by the Board of Directors of Bel of proxies to be used at Bel's Annual Meeting of Shareholders. The Annual Meeting will be held at the Courtyard Marriott, 540 Washington Boulevard, Jersey City, New Jersey 07310, on Thursday, May 24, 2001 at 2:00 p.m. This Proxy Statement is also furnished to the holders of Bel's Class B Common Stock, par value $0.10 per share (the "Class B Common Stock"), for informational purposes. Holders of Class B Common Stock are not entitled to vote at the Annual Meeting in accordance with Bel's Certificate of Incorporation, as amended. This Proxy Statement and, as to holders of the Class A Common Stock, the enclosed form of proxy are first being sent to shareholders on or about April 24, 2001. As used in the remainder of this Proxy Statement, the term "shareholders" shall refer to the holders of Bel's Class A Common Stock.

VOTING; REVOCATION OF PROXIES

     A form of proxy is enclosed for use at the Annual Meeting if a shareholder is unable to attend in person. Each proxy may be revoked at any time before it is exercised by giving written notice to the secretary of the meeting. A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any shareholder may attend the meeting and vote in person whether or not he has previously given a proxy. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy. If a proxy is signed but no specification is given, the shares will be voted "FOR" the Board's nominees to the Board of Directors.

PROXY SOLICITATION

     The entire cost of soliciting these proxies will be borne by Bel. In following up the original solicitation of the proxies by mail, Bel may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock held of record by such persons and may reimburse them for their expenses in so doing. If necessary, Bel may also use its officers and their assistants to solicit proxies from the shareholders, either personally or by telephone or special letter.

VOTE REQUIRED; SHARES ENTITLED TO VOTE; PRINCIPAL SHAREHOLDERS

     The presence in person or by proxy of holders of a majority of the outstanding shares of the Company's Class A Common Stock will constitute a quorum for the transaction of business at the Company's Annual Meeting. Assuming that a quorum is present, the election of directors will require the affirmative vote of a plurality of the shares of Class A Common Stock represented and entitled to vote at the Annual Meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting. Holders of Class A Common Stock are not entitled to cumulative voting in the election of directors.

     Holders of record of the Class A Common Stock at the close of business on April 19, 2001 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 2,655,952 shares of Class A Common Stock outstanding and entitled to vote at the meeting. Each such share is entitled to one vote on all matters to come before the meeting.

     The Company's management is not aware of any individual or entity that owned of record or beneficially more than five percent of the Class A Common Stock as of the record date other than Elliot Bernstein, Howard B. Bernstein and Dimensional Fund Advisors Inc. ("Dimensional"). Elliot Bernstein is the Chairman of the Board, Chief Executive Officer and a Director of the Company. Howard B. Bernstein is a Director of the Company. The business address of Elliot Bernstein and Howard B. Bernstein is 206 Van Vorst Street, Jersey City, New Jersey 07302. For information regarding the number of shares owned by Elliot Bernstein and Howard B. Bernstein, see "Election of Directors."

     Pursuant to a filing made by Dimensional with the Securities and Exchange Commission, Dimensional beneficially owned the following number of shares of the Company's Class A Common Stock as of December 31, 2000.

         NAME AND ADDRESS OF                 AMOUNT AND NATURE        PERCENT OF
          BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP       CLASS
          ----------------                -----------------------       -----
   Dimensional Fund Advisors, Inc. ......       461,700 (1)             5.85%
   1299 Ocean Avenue
   11th Floor
   Santa Monica, CA 90401

----------

(1) Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 461,700 shares of Bel's Class A Common Stock as of December 31, 2000, all of which shares were owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owned more than 5% of Bel's outstanding Class A Common Stock. Dimensional disclaims beneficial ownership of all such shares. The foregoing information is based on a filing made by Dimensional with the Securities and Exchange Commission.

2002 ANNUAL MEETING; NOMINATIONS

     Shareholders intending to present proposals at the 2002 Annual Meeting of Shareholders must deliver their written proposals to the Company no later than December 25, 2001 in order for such proposals to be eligible for inclusion in the Company's proxy statement and proxy card relating to next year's meeting and no later than March 10, 2002 in order for such proposals to be considered at next year's meeting (but not included in the proxy statement for such meeting).

                              ELECTION OF DIRECTORS

     The Company's directors are elected on a staggered term basis, with each class of directors being as nearly equal as possible, and standing for re-election once in each three-year period. At the Annual Meeting, the holders of the Class A Common Stock will elect three directors for three year terms.

     Unless a shareholder either indicates "withhold authority" on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as a director of the nominees listed below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute for said nominees if they, for any reason presently unknown, cannot be candidates for election.

     The following sets forth information as of March 1, 2001 concerning the nominees for election to the Board of Directors and comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years.


                            NOMINEES FOR DIRECTOR FOR TERMS WHICH WILL EXPIRE AT THE 2004 ANNUAL MEETING


                                                DIRECTOR
          NAME                       AGE          SINCE                    BUSINESS EXPERIENCE
          ----                       ---          -----                    -------------------
Daniel Bernstein* ................   47           1986        President (June 1992 to Present) of the Company;
                                                                 Vice President and Treasurer of the Company (prior years to June
                                                                 1992); Managing Director of the Company's Macau subsidiary (1991 to Present).

Peter Gilbert ....................   53           1987        Chairman of the Board and Chief Executive Officer
                                                                 (1997 to Present) of PCA Aerospace, Inc. (a manufacturer of machined components for the aerospace industry); Executive Vice
                                                                 President (2000 to Present) of PCA Industries (manufacturer of cast aluminum automobile wheels); President and Chairman of the
                                                                 Board (prior years to 1996) of Gilbert Manufacturing Co. (a manufacturer of electrical components).

John S. Johnson ..................   71           1996        Independent consultant (April 1993 to Present) for
                                                                 various companies, including the Company (during 1995); Corporate
                                                                 Controller of AVX Corporation (manufacturer of electronic
                                                                 components) (1978 to March 1993).



                                           DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING

                                                DIRECTOR
          NAME                       AGE          SINCE                    BUSINESS EXPERIENCE
          ----                       ---          -----                    -------------------
Elliot Bernstein* ................   77           1949        Chairman of the Board (June 1992 to Present) and
                                                                 Chief Executive Officer of the Company; President of the Company
                                                                 (prior years to June 1992).

Robert Simandl ...................   72           1967        Secretary of the Company; Practicing Attorney; Member of the law firm of Simandl & Gerr (January 1992 to January 1995); member of the law firm of Robert H. Simandl, Counselor of Law (prior years).


             DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING


                                                DIRECTOR
          NAME                       AGE          SINCE                    BUSINESS EXPERIENCE
          ----                       ---          -----                    -------------------
Howard B. Bernstein* .............   75           1954        Retired.

John F. Tweedy ...................   55           1996        Independent consultant (February 2000 to Present);
                                                                 Director of Public Relations of GlobeSpan Semiconductor Inc.
                                                                 (supplier of semiconductor integrated circuit products) (January
                                                                 1999 to February 2000); Director of Corporate Communications of
                                                                 Standard Microsystems Corp. (supplier of semiconductor integrated circuit products) (July 1995 to January 1999).

* Messrs. Elliot and Howard B. Bernstein are brothers. Daniel Bernstein is Elliot Bernstein's son and Howard B. Bernstein's nephew.

BENEFICIAL OWNERSHIP OF THE COMPANY'S STOCK

     The following table sets forth certain information regarding the ownership of Bel's Class A Common Stock and Class B Common Stock as of March 1, 2001 by
(a) each director and nominee; (b) each of the Named Officers (as defined below); and (c) all directors and executive officers as a group. Unless otherwise stated in the footnotes following the table, the nominees, directors and Named Officers listed in the table have sole power to vote and dispose of the shares which they beneficially owned as of March 1, 2001.


                                                          AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED (1)
                                                     ---------------------------------------------------------
                                                        CLASS A COMMON STOCK          CLASS B COMMON STOCK
                                                     -------------------------   -----------------------------
                                                                   PERCENT OF                      PERCENT OF
                                                                   OUTSTANDING                     OUTSTANDING
                                                     NO. OF SHARES   SHARES      NO. OF SHARES       SHARES
                                                     ------------- -----------   -------------     -----------
Daniel Bernstein (2) ..............................    128,549          4.8         362,661            4.5
Elliot Bernstein (3) ..............................    253,357          9.5         758,474            9.4
Howard B. Bernstein (4) ...........................    140,250          5.3         401,550            5.0
Colin Dunn (5) ....................................      1,128           *           23,762             *
Peter Gilbert (6) .................................        500           *            1,900             *
John S. Johnson (7) ...............................      1,900           *           10,300             *
Joseph Meccariello (8) ............................      4,038           *           12,284             *
Robert H. Simandl (9) .............................      1,585           *            4,755             *
Arnold Sutta (10) .................................      1,518           *            6,161             *
John F. Tweedy ....................................        250           *            2,750             *
All directors, nominees and executive
  officers as a group (11 persons) (11) ...........    533,075         20.0       1,584,197           19.6


(1) As of March 1, 2001, there were 2,654,202 and 8,025,437 shares of Class A Common Stock and Class B Common Stock outstanding, respectively.

(2) The shares of Class A Common Stock beneficially owned by Daniel Bernstein include (i) 12,500 shares which may be acquired by him on or before May 1, 2001 upon the exercise of stock options, (ii) 11,500 shares held by Mr. Bernstein as trustee for his children and (iii) 1,550 shares allocated to Mr. Bernstein in the Company's 401(k) Plan over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Daniel Bernstein include (i) 20,500 shares which may be acquired by him on or before May 1, 2001 upon the exercise of stock options, (ii) 36,500 shares held by Mr. Bernstein as trustee for his children and (iii) 5,664 shares allocated to Mr. Bernstein in the Company's 401(k) Plan over which he has no voting or investment power.

(3) The shares of Class A Common Stock beneficially owned by Elliot Bernstein include: (i) 13,400 shares held of record by Mr. Bernstein's wife, (ii) 18,800 shares owned by a not-for-profit foundation of which Mr. Bernstein is President and Trustee, (iii) 104,500 shares owned by a family partnership of which Mr. Bernstein is the general partner and (iv) 1,497 shares allocated to Mr. Bernstein in the Company's Far East Retirement Plan (the "Far East Plan") over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Elliot Bernstein include: (i) 20,500 shares which may be acquired by him on or before May 1, 2001 upon the exercise of stock options; (ii) 40,200 shares held of record by Mr. Bernstein's wife, (iii) 59,900 shares owned by a not-for-profit foundation of which Mr. Bernstein is President and Trustee, (iv) 304,500 shares owned by a family partnership of which Mr. Bernstein is the general partner and (v) 5,134 shares allocated to Mr. Bernstein in the Far East Plan over which he has no voting or investment power.

(4) The shares of the Company beneficially owned by Howard B. Bernstein include 250 shares of Class A Common Stock and 750 shares of Class B Common Stock held of record by Mr. Bernstein's wife. Mr. Bernstein disclaims beneficial ownership of these shares.

(5) The shares of Class A Common Stock beneficially owned by Colin Dunn include 1,128 shares which may be acquired by him on or before May 1, 2001 upon the exercise of stock options. The shares of Class B Common Stock beneficially owned by Mr. Dunn include: (i) 16,621 shares which may be acquired by him on or before May 1, 2001 upon the exercise of stock options and (ii) 4,266 shares allocated to him in the Company's 401(k) Plan over which he has no voting or investment power.

(6) The shares of Class B Common Stock beneficially owned by Mr. Gilbert include 400 shares held of record of Mr. Gilbert's daughters.

(7) The shares of the Company beneficially owned by Mr. Johnson include 150 shares and 1,050 shares, respectively, of Class A Common Stock and Class B Common Stock held by Mr. Johnson as custodian for his grandchildren.

(8) The shares of Class A Common Stock beneficially owned by Mr. Meccariello include: (i) 1,250 shares which may be acquired by him on or before May 1, 2001 upon the exercise of stock options and (ii) 288 shares allocated to him in the Company's 401(k) Plan over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Mr. Meccariello include: (i) 7,750 shares which may be acquired by him on or before May 1, 2001 upon the exercise of stock options, (ii) 760 shares held of record by Mr. Meccariello's wife, (iii) 411 shares allocated to him in the Far East Plan over which he has no voting or investment power and (iv) 863 shares allocated to him in the Company's 401(k) Plan over which he has no voting or investment power.

(9) The shares of the Company beneficially owned by Mr. Simandl include 1,200 shares of Class A Common Stock and 3,600 shares of Class B Common Stock held of record by Mr. Simandl's wife.

(10) The shares of the Company beneficially owned by Mr. Sutta include 1,418 shares of Class A Common Stock and 5,861 shares of Class B Common Stock allocated to Mr. Sutta in the Company's 401(k) Plan over which he has with respect to the Class A Common Stock, voting but no investment power and with respect to the Class B Common Stock, no voting or investment power.

(11) Includes 14,878 shares of Class A Common Stock and 65,371 shares of Class B Common Stock which may be acquired on or before May 1, 2001 upon the exercise of stock options and 4,753 and 22,199 shares of Class A Common Stock and Class B Common Stock, respectively, allocated in the Company's 401(k) Plan and Far East Plan over which such persons have with respect to the Class A Common Stock, voting but no investment power and with respect to the Class B Common Stock, no voting or investment power.

* Shares constitute less than one percent of the shares of Class A Common Stock or Class B Common Stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and greater than 10 percent beneficial owners to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities. Directors, officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish Bel with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms or information furnished to Bel, Bel believes that during its 2000 fiscal year all filing requirements applicable to its directors, officers and greater than 10 percent beneficial owners were satisfied on a timely basis, except that Elliot Bernstein (the Company's Chairman) did not file on a timely basis a report disclosing his January 2000 option exercise of 12,500 shares of Class B Common Stock, Peter Gilbert (a director of the Company) did not file on a timely basis a report disclosing a purchase by his daughters of 400 shares of Class B Common Stock in October 2000, and Arnold Sutta (an executive officer of the Company) did not file on a timely basis a report disclosing two stock option exercises in March 2000 (one for 1,250 shares of Class A Common Stock and one for 3,750 shares of Class B Common Stock) and the sale of all of the shares acquired on exercise, which sales occurred on the exercise date. These late filings were inadvertent, and the required filings were made promptly after noting the failures to file.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 1998, 1999 and 2000, the annual and long-term compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of Bel during 2000 (the "Named Officers"):



                           SUMMARY COMPENSATION TABLE


                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                                  AWARDS
                                                   ANNUAL COMPENSATION     ---------------------
                                             ----------------------------- SECURITIES UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR      SALARY      BONUS   OTHER(1)   OPTIONS/SARS(#)(2)  COMPENSATION(3)
---------------------------         ----     --------    -------  -------- --------------------- ---------------
Elliot Bernstein .................  2000     $350,000    $50,000       $--        32,000            $30,756
  Chairman and Chief                1999      350,000         --        --            --             30,756
  Executive Officer                 1998      350,000         --        --        50,000             30,756

Daniel Bernstein .................  2000      196,968    155,955                  32,000             10,496
  President                         1999      189,280     94,640        --            --             13,349
                                    1998      182,001    110,700        --        50,000              9,810

Arnold Sutta .....................  2000      175,752     24,959        --            --              5,412
  Vice President                    1999      155,992     29,998        --            --              5,930
                                    1998      150,747     29,305        --            --              4,850

Colin Dunn .......................  2000      171,092     75,928        --        16,000              5,277
  Vice President and                1999      151,856     39,843        --            --              7,096
  Treasurer                         1998      146,016     71,659        --        30,000              4,730

Joseph Meccariello ...............  2000      148,734     75,610    86,828        16,000              7,404
  Vice President                    1999      142,978     36,410    91,473            --             10,008
                                    1998      137,495     70,339   100,775            --              9,622



----------
(1) During the periods presented above, no Named Officer received perquisites (i.e., personal benefits) in excess of 10% of such individual's reported salary and bonus, except that Mr. Meccariello received housing allowances of $86,828, $91,473, and $100,775 during 2000, 1999, and 1998, respectively.

(2) The securities underlying options have been adjusted to reflect Bel's 2-for-1 stock split payable on December 1, 1999 (the "December 1999 Stock Split") to the shareholders of record on November 22, 1999, in the form of a dividend of 1 share of Class B Common Stock for each shares of Class A and Class B Common Stock outstanding.

(3) Compensation reported under this column for 2000 includes: (i) contributions of $24,500 for Elliot Bernstein and $7,404 for Joseph Meccariello to the Company's Far East Retirement Plan and contributions of $6,496, $5,412 and $5,277, respectively, for Daniel Bernstein, Arnold Sutta and Colin Dunn, respectively, to the Company's 401(k) Plan, to match 2000 pre-tax elective deferral contributions (included under "Salary") made by each Named Officer to such Plans, such contributions currently being made in shares of the Company's Class B Common Stock, (ii) $4,000 paid to each of Elliot Bernstein and Daniel Bernstein as directors' fees, and (iii) $2,256 paid by the Company as a premium for term life insurance for Elliot Bernstein.

EMPLOYMENT AGREEMENT

     The Company and Mr. Elliot Bernstein have entered into an employment agreement, dated October 29, 1997. Pursuant to his employment agreement, Mr. Bernstein will continue to serve as Chairman of the Board of Bel for on-going three year terms, at a base salary of $350,000 per year. Mr. Bernstein will also be entitled to receive those benefits which he is currently receiving, including health care and insurance benefits. The employment agreement provides that if Mr. Bernstein is disabled and cannot perform his duties under the agreement or if he dies, the Company will continue to pay to Mr. Bernstein or his estate his base salary for the balance of the term in effect at the time of such termination. The employment agreement also contains non-competition provisions which extend during the term of the agreement and for a period of one year following termination of employment.

STOCK OPTIONS

     The Company maintains a Stock Option Plan (the "Plan") for employees. The options granted under the Plan generally have terms of five years and terminate at or within a specified period of time after the optionee's employment with the Company ends. Options are exercisable in installments determined at the date of grant. The following table contains information regarding the grant of stock options under the Plan to the Named Officers during the year ended December 31, 2000:

                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS


                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                            NUMBER OF         PERCENT OF                                   ANNUAL RATES OF
                          COMMON SHARES      TOTAL OPTIONS                                   STOCK PRICE
                           UNDERLYING         GRANTED TO      EXERCISE                    APPRECIATION FOR
                             OPTIONS         EMPLOYEES IN       PRICE     EXPIRATION       OPTION TERM (3)
NAME                         GRANTED          FISCAL 2000     PER SHARE      DATE          5%          10%
----                      -------------      -------------    ---------   ----------    --------    --------
Elliot Bernstein .......    32,000(1)             8.8%         $18.70      4/24/05      $130,614    $365,350
Daniel Bernstein .......    32,000(1)             8.8           18.70      4/24/05       130,614     365,350
Arnold Sutta ...........           --            --                --           --            --          --
Colin Dunn .............    1,014(2)/              .2          17.00/     4/24/05/        5,863/     13,301/
                            14,986(1)             4.1           17.00      4/24/05        86,645     196,574
Joseph Meccariello .....    16,000(1)             4.4           17.00      4/24/05        92,507     209,875



----------
(1)  The underlying securities are Class B Common Stock.

(2)  The underlying securities are Class A Common Stock.

(3) Amounts represent hypothetical gains that could be achieved if the listed options were exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date, based upon the fair market value of the Class A Common Stock or Class B Common Stock as of the date the options were granted. Actual gains, if any, on stock option exercises and stock holdings are dependent upon the future performance of the Company and overall financial market conditions. There can be no assurance that amounts reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information regarding stock option exercises by the Named Officers during the year ended December 31, 2000, including the aggregate value of gains on the date of exercise. In addition, the following table provides data regarding the number of shares covered by both exercisable and non-exercisable stock options at December 31, 2000. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of existing options and either $33.50 or $34.00, the closing sale price of the Company's Class A Common Stock or Class B Common Stock, respectively, on December 29, 2000, the last trading day of 2000.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                         NUMBER OF
                              SHARES OF     VALUE REALIZED            CLASS A / CLASS B                    VALUE OF
                              CLASS A /      (MARKET PRICE         SECURITIES UNDERLYING                  UNEXERCISED
                               CLASS B        ON EXERCISE               UNEXERCISED                      IN-THE-MONEY
                                STOCK          DATE LESS         OPTIONS/SARS AT YEAR END(#)      OPTIONS/SARS AT YEAR-END($)
                             ACQUIRED ON       EXERCISE          ---------------------------      ---------------------------
NAME                         EXERCISE(#)      PRICE) ($)          EXERCISABLE UNEXERCISABLE        EXERCISABLE UNEXERCISABLE
----                         -----------      ----------          ----------- -------------        ----------- -------------
Elliot Bernstein ..........        --/             --/                   --/          --/                --/          --/
                               12,500         175,625                    --       69,500                 --    1,527,225
Daniel Bernstein ..........        --/             --/               12,500/      12,500/           336,250/     336,250/
                                   --             --                 12,500       44,500            336,250      825,850
Arnold Sutta ..............     1,250          18,425/                   --/          --/                --/          --/
                                3,750          48,750                    --           --                 --           --
Colin Dunn ................        --/             --/                  875/       1,889/            24,062/      38,794/
                                1,250           7,062                   875       15,861             24,500      379,262
Joseph Meccariello ........     2,500/         16,625/                   --/       1,250/                --/      33,427/
                                7,500          49,875                    --       17,250                 --      302,462


THE BOARD OF DIRECTORS; COMMITTEES OF THE BOARD; DIRECTORS' COMPENSATION

     The Company's Board of Directors holds a regular meeting immediately before the Annual Meeting of Shareholders and meets on other occasions throughout the year. During 2000, the Board held five meetings.

     Bel's Board has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee is composed of Elliot Bernstein, Daniel Bernstein and Robert H. Simandl; the Compensation Committee is composed of Daniel Bernstein, Peter Gilbert and Robert H. Simandl; and the Audit Committee is composed of Peter Gilbert, John S. Johnson and John F. Tweedy. The function of the Executive Committee is to act in the place of the Board when the Board cannot be convened. The Compensation Committee is charged with the responsibility of administering the Company's Stock Option Plan and also reviews the compensation of Bel's executive officers. The Audit Committee reviews significant audit and accounting principles, policies and practices, and meets with the Company's independent auditors. During 2000, the Executive Committee held two meetings, the Audit Committee held four meetings and the Compensation Committee held two meetings.

     In 2000, directors of the Company received an annual retainer of $6,000, $750 for each Board meeting they attended and $500 for each committee meeting which they attended. Directors who are executive officers of the Company do not receive directors' fees otherwise payable to directors of the Company, but receive an annual retainer of $4,000 if they are directors of the Company's foreign subsidiaries.

     John S. Johnson, a director of the Company, provides consulting services to the Company from time to time. In 2000, fees received by Mr. Johnson for such services were not material.

     For a description of legal services provided to the Company by Robert H. Simandl during 2000, see "Compensation Committee Interlocks and Insider Participation."

AUDIT COMMITTEE MATTERS

     Audit Committee Charter. The Audit Committee has adopted a charter which is attached to this Proxy Statement as Appendix A.

     Independence of Audit Committee Members. The Class A and Class B Common Stock are listed on the Nasdaq National Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace rules.

     Audit Committee Report. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2000:

(1) The Audit Committee reviewed and discussed the audited financial statements with the Company's management;

(2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61;

(3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2000 Annual Report on Form 10-K.

                              By:  The Audit Committee of the Board of Directors

                                   Peter Gilbert
                                   John S. Johnson
                                   John F. Tweedy

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1995 in Bel's Common Stock and, since the Company's recapitalization effected July 9, 1998, in Bel's Class A Common Stock and Class B Common Stock with the Nasdaq Stock Index and the Nasdaq Electronic Components Stock Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment in either the Class A Common Stock or the Class B Common Stock would increase or decrease in value over time, based on dividends and increases or decreases in market prices. The market prices of the Class A Common Stock and the Class B Common Stock were averaged.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS


Prepared by the Center for Research in Security Prices
Produced on 03/23/2001 including data to 12/29/2000

SYMBOL              CRSP TOTAL RETURNS INDEX FOR:
------              -----------------------------
 [ ] .............     BEL FUSE INC.
  * ..............     Nasdaq Stock Market (US Companies)
  X ..............     Nasdaq Electronic Components Stocks
                       SIC 3670-3679 US & Foreign



                    [GRAPHICAL REPRESENTATION OF DATA CHART]



CRSP TOTAL RETURNS INDEX FOR:              12/1995     12/1996     12/1997     12/1998     12/1999     12/2000
-----------------------------              -------     -------     -------     -------     -------     -------

   BEL FUSE INC. .........................  100.0       134.5       182.1       370.6       521.8       680.5
   Nasdaq Stock Market (US Companies) ....  100.0       123.0       150.7       212.5       394.8       237.4
   Nasdaq Electronic Components Stocks
     SIC 3670-3679 US & Foreign ..........  100.0       173.2       181.6       280.5       521.6       427.9


NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.  The index level for all series was set to $100.0 on 12/29/95.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of Bel's executive officers generally are made by the Compensation Committee of the Board of Directors (the "Committee"). Pursuant to Securities and Exchange Commission rules designed to enhance disclosure of corporate policies regarding executive compensation, Bel has set forth below a report submitted by the Committee addressing Bel's compensation policies for 2000 as they affected Elliot Bernstein (the Chief Executive Officer) and the other Named Officers.

     The goals of Bel's compensation policies for executive officers are to provide a competitive level of base salary and other benefits to attract, retain and motivate high caliber personnel.

     The Company's compensation program consists primarily of base salary and long-term incentive awards. In making its compensation decisions, the Committee analyzes the Company's performance, the individual's performance in terms of the fulfillment of responsibilities related to the applicable position, and the individual's contribution to the Company. Mr. Daniel Bernstein, a member of the Committee, did not participate with respect to determinations regarding his own compensation.

     Executive officers receive performance and salary reviews each year. Salary increases are based on an evaluation of the extent to which a particular executive officer is determined to have assisted the Company in meeting its business objectives and in contributing to the growth and performance of the Company.

     The Company and the Chief Executive Officer agreed in each of the last several years that the Chief Executive Officer's salary would not be increased. The salary of Daniel Bernstein, President of the Company, was raised during each of the last three years to reflect an adjustment for inflation. Elliot Bernstein and Daniel Bernstein also received bonuses in 2000 as a result of their performance and that of the Company. Daniel Bernstein also received bonuses in 1999 and 1998 as a result of his performance and that of the Company. Bonuses were granted to the other Named Officers for 2000 and their salaries were increased in 2000 as a result of their individual performance and that of the Company.

     The Company's long-term incentive award program includes the grant of stock options. Stock options only produce value to executives if the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. All of the Company's stock options have been granted at exercise prices at least equal to the market price on the grant date. During 2000, stock options were granted to Elliot Bernstein, Daniel Bernstein, Colin Dunn and Joseph Meccariello to reward their performance and contributions to the Company.

     Pursuant to the Company's domestic 401(k) Plan and Far East Retirement Plan, the Company makes matching contributions of pre-tax elective deferral contributions made by executive officers. The Company's matching contributions under the 401(k) Plan are currently made in shares of Bel's Class B Common Stock and under the Far East Retirement Plan are currently made partly in shares of Bel's Class B Common Stock (approximately 10% of the Company's contribution) and partly in cash (approximately 90% of the contribution). Bel believes that these plans are an important element in executive long-term compensation and foster the retention and motivation of qualified executives.

     During 1993, the Omnibus Reconciliation Act of 1993 was enacted. This Act includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company's five highest paid officers beginning in 1994. Based on regulations issued by the Internal Revenue Service and an analysis by the Company to date, the Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The Committee and the entire Board of

Directors will continue to evaluate the impact of this legislation on Bel's compensation program and intends to submit appropriate proposals to stockholders at future meetings if necessary in order to maintain the deductibility of executive compensation.

                                         Respectfully submitted,

                                         ROBERT H. SIMANDL
                                         PETER GILBERT
                                         DANIEL BERNSTEIN



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Daniel Bernstein, Peter Gilbert and Robert H. Simandl served as members of the Compensation Committee of the Company's Board of Directors during 2000.

     Mr. Simandl has served as the Company's Secretary for more than the past five years. Mr. Simandl and his predecessor firms have served as general counsel to the Company for more than five years. Fees received by Mr. Simandl's firm from the Company during 2000 were not material. The Company will retain Mr. Simandl in 2001.

     Although Daniel Bernstein served as a member of the Compensation Committee of the Company's Board of Directors during 2000, he did not participate with respect to determinations regarding his own compensation. Daniel Bernstein has been President of the Company since 1992, served the Company in other capacities in prior years, and has been a director of the Company since 1986.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors to audit and report on Bel's financial statements for the year ending December 31, 2001. Deloitte & Touche LLP began auditing Bel in 1983. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires. The representative is expected to be available to respond to appropriate questions from shareholders.

AUDIT FEES AND RELATED MATTERS

     Audit Fees. The Company was billed $231,000 for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2000.

     Financial Information Systems Design Implementation Fees. The Company was billed $-0- for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) rendered by the Company's principal accountant during the year ended December 31, 2000.

     All Other Fees. The Company was billed $118,000 for non-audit services (other than the non-audit services described above) rendered by the Company's principal accountant during the year ended December 31, 2000.

     Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of information technology services and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

     Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2000, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

OTHER MATTERS

     At the time this Proxy Statement was mailed to shareholders, management was not aware that any matter other than the election of directors would be presented for action at the Annual Meeting. If other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

                                         By Order of the Board of Directors



                                         ROBERT H. SIMANDL, Secretary

Dated: April 24, 2001


     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE (EXCLUDING EXHIBITS) WITHOUT COST TO SHAREHOLDERS UPON WRITTEN REQUEST MADE TO JERRY KIMMEL, BEL FUSE INC., 206 VAN VORST STREET, JERSEY CITY, NEW JERSEY 07302.

                                                                      APPENDIX A


                        BEL FUSE INC. BOARD OF DIRECTORS
                             AUDIT COMMITTEE CHARTER

     The Audit Committee is appointed by the Board of Directors of Bel Fuse Inc. ("Bel") to assist the Bel Board in monitoring (a) the integrity of the financial statements of Bel and its subsidiaries (the "Company") and (b) the independence of performance of the Company's external and, if applicable, internal auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the National Association of Securities Dealers, Inc., subject to such qualifications and exceptions as may be permitted by such requirements. The members of the Audit Committee shall be appointed from time to time by the Bel Board. The Bel Board reserves the right to amend, modify or replace this Charter in its discretion at any time.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company, the Company's outside counsel or independent auditor to attend meetings of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

     The primary goals of this Charter are to specify the following:

o the scope of the Audit Committee's responsibilities and the approaches to be used in carrying out those responsibilities, including structure, processes and membership requirements;

o the Audit Committee's responsibility for (a) insuring its receipt from the Company's independent auditor of a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1, (b) actively engaging in a dialogue with such auditor with respect to any disclosed relationships or services that may impact the objectivity and the independence of the auditor and (c) taking, or recommending that the Bel Board take, appropriate action to oversee the independence of the independent auditor; and

o the independent auditor's ultimate accountability, to the Bel Board and the Audit Committee, as representatives of the shareholders of Bel and the ultimate authority and responsibility of the Bel Board and/or the Audit Committee to select, evaluate and, where appropriate, replace the independent auditor (or, if applicable, to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

To the extent any statement set forth below is inconsistent with the three principles set forth above, the three principles set forth above shall govern.

     The Audit Committee shall make regular reports to the Bel Board, as required by New Jersey law. Pursuant to this Charter:

1.   THE COMMITTEE
     The Audit Committee of the Board of Directors of Bel Fuse Inc. will consist of at least three members of the Board including a Chairman designated by the Board. Members of the Audit Committee may not be employees of the Company. The Committee will meet at least three times a year, with additional meetings if circumstances require, for the purpose of satisfying its responsibilities.

2.   SCOPE

     The Committee serves at the pleasure of and is subject to the control and direction of the Board of Directors.

3.   RESPONSIBILITIES OF THE COMMITTEE

     -- To assist the Board in fulfilling its fiduciary responsibilities to the shareholders with respect to matters relating to the Company's business, accounting, reporting, audit and internal controls practices.

     -- To maintain a direct line of communications between the Board and the Company's independent auditors and internal auditors to provide for an exchange of views and information.

4.   FUNCTIONS OF THE COMMITTEE

     The Committee will satisfy its responsibilities by completing the following functions:

     -- Discuss the results of the annual internal and independent audits with management and the internal and independent auditors.

     -- Consider the comments from the independent auditors and internal auditors with respect to internal accounting and management controls and the consideration given or action taken by management.

     -- Recommend, for appointment by the Board, the selection of independent auditors for the coming year.

     -- Appraise the effectiveness of the independent audit effort through discussions with the independent auditors regarding their planned arrangements and scope of the annual audit, including fees.

     -- Review the scope of planned activities and budget along with a review of the effectiveness of the Company's internal auditors, if any.

     -- Review the anticipated scope and related fees of any non--audit services to be provided by the independent auditors to ensure that these services do not detract from the independence of the auditors in their audit function.

     -- Consider the comments from the independent auditors with respect to internal accounting and management controls and the consideration given or action taken by management.

     -- Review the Committee's responsibilities and functions, evaluate its performance, and institute appropriate modifications to reflect changes in the business environment.

     -- Monitor the procedures or systems used in preparing the financial statements of the Company.

     -- Obtain the assessment of management and the independent auditors as to the adequacy of:

         --   the Company's internal accounting procedures and controls.

         -- the Company's procedures for complying with SEC Regulations and The Foreign Corrupt Practices Act.

     -- Receive and review the assessment of management as to the quality and depth of staffing in the accounting and financial departments worldwide.

     -- Receive from the Company's independent auditor a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1.

     -- Engage in dialogue with the Company's independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of such firm.

     -- Recommend to the Bel Board appropriate actions to ensure the independence of the Company's independent auditor.

     -- Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Bel Board for approval.

     -- Review Year-End financial statements and financial results prior to filing Form 10-K.

     -- Discuss required communications with the independent auditor as required by SAS 61 of GAAS.

     --  Review any information submitted to the Audit Committee pursuant to
         Section 10A of the Private Securities Litigation Reform Act of 1995.

     -- Prepare the report to the Company's Board of Directors for inclusion in the Company's annual proxy statement.

     -- Review with the independent auditor any material problems or difficulties the auditor may have encountered during an audit including any restrictions on the scope of activities or access to required information; review any management letter provided by the auditor and the Company's response to that letter.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

--------------------------------------------------------------------------------

                                 BEL FUSE INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS,
                                  May 24, 2001

     The undersigned hereby appoints Howard B. Bernstein, Robert H. Simandl and Daniel Bernstein, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the shareholders of the Company to be held on May 24, 2001, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

     1. Election of the Board's nominees for Director. (The Board of Directors recommends a vote "FOR ".)

          [ ] FOR the nominees listed below (except as marked to the contrary below)

          [ ] WITHHOLD AUTHORITY to vote for the nominees listed below
              Nominees:  Daniel Bernstein, Peter Gilbert and John S. Johnson.


          INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write the nominee's name in the space provided below.

           _____________________________________________________________________

     2. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.



                  (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                         (Continued from reverse side)



   UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY,
           THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD'S NOMINEES.

                                              Dated:_____________________ , 2001

                                              Signed ___________________________

                                              __________________________________


                                              Please sign this proxy and return
                                              it promptly whether or not you
                                              expect to attend the meeting. You
                                              may nevertheless vote in person if
                                              you attend.

                                              Please sign exactly as your name
                                              appears hereon. Give full title if
                                              an Attorney, Executor,
                                              Administrator, Trustee, Guardian,
                                              etc.

                                              For an account in the name of two
                                              or more persons, each should sign,
                                              or if one signs, he should attach
                                              evidence of his authority.

--------------------------------------------------------------------------------